UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Athira Pharma, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following are texts of emails sent by representatives of Athira Pharma, Inc.

Hi [NAME]:

I trust this finds you well. As you may have seen, we filed a definitive proxy statement in support of our proposed slate of directors, including Joe Edelman of Perceptive Advisors, who I am sure you know. I have attached the proxy and our first press release on the matter in case you haven’t seen them. I am happy to touch base with you should you have any questions.

In addition, Rachel Lenington, Athira’s COO, and I will be in NY on April 21st and 22nd and would look forward to catching up with you if you are available. As you know, we have published and presented some interesting data and started two new studies during the first quarter. Importantly, we are gearing up to report the topline from ACT-AD later in this 2nd Quarter. So, a lot to catch up on.

Let me know if you would like to meet in NY or have a call or Zoom meeting. I have cc’d Stern IR here to sort out logistics.

Best regards,

Mark Litton

Hi [NAME]:

I trust this finds you well. As you may have seen, we filed a definitive proxy statement in support of our proposed slate of directors, including Joe Edelman of Perceptive Advisors, who I am sure you know. I have attached the proxy and our first press release on the matter in case you haven’t seen them. I am happy to touch base with you should you have any questions.

As you know, we have published and presented some interesting data and started two new studies during the first quarter. Importantly, we are gearing up to report the topline results from ACT-AD later in this 2nd Quarter. So, a lot to catch up on.

Let me know if you would like to have a call or Zoom meeting. I have cc’d Stern IR here to sort out logistics.

Best regards,

Mark Litton